SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                                  _____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported) is November 4, 2004

                                    YP CORP.
             (Exact name of registrant as specified in its charter)

             NEVADA                       000-24217             85-0206668
-------------------------------        --------------          ------------
(State or other jurisdiction of       (Commission File        (IRS Employer
 incorporation or jurisdiction)            Number)        Identification Number)


 4940 E. JASMINE STREET, SUITE 105, MESA,
                 ARIZONA                                   85205
----------------------------------------                 ----------
(Address of principal executive office)                  (Zip Code)

Registrant's telephone number, including area code: (480) 654-9646

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 4, 2004, YP Corp. ("YP") entered into a Termination Agreement with Advanced Internet Marketing, Inc. ("AIM"), an entity controlled by DeVal Johnson, a director of YP, concerning the termination of the Executive Consulting Agreement, dated September 20, 2002, between YP and AIM. Mr. Johnson's resignation as an officer of YP and its subsidiary coincided with the execution of the Termination Agreement.

The Executive Consulting Agreement with AIM had provided for the provision of executive management services by AIM through DeVal Johnson and other AIM employees.

The Termination Agreement provides for the payment of $367,570 to AIM, payable over 18 months. The required remaining amount that would have been payable to AIM under the Executive Consulting Agreement through its expiration in 2007 was approximately $1 million.

Specifically, the amounts owed to AIM under the Termination Agreement with AIM are payable as follows:

          a.   $50,000 upon execution of the Termination Agreement;

          b. $14,865 payable at the beginning of each month for 18 months commencing December 1, 2004;

          c.   $50,000 on January 1, 2005;

Upon a change of control or the sale of all or substantially all of the assets of YP, all the foregoing payments to AIM will be immediately due and payable.

Additionally, pursuant to the Termination Agreement, AIM and its respective officers, directors and affiliates have agreed not to compete with or solicit customers or employees of YP for a period of six years. Finally, the Termination Agreement requires Mr. Johnson and other officers and employees of AIM to make themselves available to YP for consultation.

Mr.  Johnson  will  remain  a  director  of  YP.

ITEM  1.02.  TERMINATION  OF  A  MATERIAL  DEFINITIVE  AGREEMENT.

On November 4, 2004, YP and AIM terminated the Executive Consulting Agreement, dated September 20, 2002, between YP and AIM.

The Executive Consulting Agreement was scheduled to expire in September 2007 and had remaining total payments to AIM of approximately $1 million. The Agreement provided for executive management services by AIM, primarily through DeVal Johnson, the President of AIM and one of the founders of YP. Specifically, Mr. Johnson provided the services of director, Corporate Secretary, and Executive Vice President of Corporate Image. In addition to the services discussed above, YP also outsourced the design and some of the marketing of its


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website  to  AIM.  As part of the Agreement, AIM originally received $18,000 per month with a 10% annual increase in each succeeding year, as well as board of director fees, an annual bonus, and fees and reimbursements for certain ancillary items. In addition, the Agreement also awarded AIM with 1,000,000 shares of YP common stock, grossed-up for taxes, subject to achieving certain performance goals for YP in fiscal 2003, which were achieved.

As part of the agreement, a Flex Compensation program was instituted. This program provided AIM with the ability to be paid up to $30,000 annually (increased by 10% on each anniversary date of the agreement) as additional compensation, subject to sufficient cash on hand at YP. The taxes on the Flex Compensation, bonus and stock were paid by YP. In addition, the Agreement contained a Due on Sale clause whereby, if there were a change of control of YP, AIM would receive the greater of 30% of the amounts due under the Agreement or 12 months' worth of fees.

The Agreement contained a termination penalty, whereby YP would be required to pay AIM, in a single lump sum, the greater of 30% of the amounts due under the Agreement or 12 months' worth of fees. YP negotiated a Termination Agreement with AIM and Mr. Johnson that provides for scheduled payments over 18 months and non-compete and consulting covenants from AIM.

Mr. Johnson will remain a director of YP.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 8, 2004                     YP CORP.


                                            /s/  Peter  Bergmann
                                            ------------------------------------
                                            Peter Bergmann, Chairman and
                                            Chief Executive Officer


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